Exhibit 107

Calculation of Filing Fee Tables
S-8
(Form Type)
Sonder Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2023 Inducement Equity Incentive Plan, as amended	Other	5,000,000 (2)	$ 0.49 (3)	$2,450,000	0.0001102	$269.99
Total Offering Amounts					$2,450,000		$269.99
Total Fee Offsets							—
Net Fee Due							$269.99
(1) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.
(2) Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2023 Inducement Equity Incentive Plan, as amended.
(3) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on August 23, 2023, which date is within five business days prior to the filing of this Registration Statement.